Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Prime Medicine, Inc. of our report dated February 4, 2022, except for the effects of the reverse stock split discussed in Note 15 to the consolidated financial statements, as to which the date is October 13, 2022, relating to the financial statements of Prime Medicine, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 17, 2022